As filed with the Securities and Exchange Commission on March 22, 2013

Registration No. 333-120320

Registration No. 333-151801

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement

No. 333-120320

Post-Effective Amendment No. 1 to Form S-8 Registration Statement

No. 333-151801

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TOWER GROUP INTERNATIONAL, LTD.

(Exact name of registrant as specified in its charter)

Bermuda	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Crown House, 4 Par-La-Ville Road Hamilton HM 08 Bermuda	N/A
(Address of Principal Executive Offices)	(Zip Code)

2004 Long Term Equity Compensation Plan

(Full title of the plan)

Elliot S. Orol Senior Vice President, General Counsel and Secretary Tower Group International, Ltd. 120 Broadway, 31st Floor New York, New York 10271 (Name and address of agent for service)	Copies to: John M. Schwolsky Vladimir Nicenko Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019 (212) 728-8000

(212) 655-2000 (Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to those certain Registration Statements on Form S-8 (Reg. Nos. 333-120320 and 333-151801) (collectively, the “Registration Statements”) is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”) by Tower Group International, Ltd., a Bermuda exempted company (“Tower Ltd.”), as the successor registrant to Tower Group, Inc., a Delaware corporation (the “Predecessor Registrant”).

On March 13, 2013, Tower Ltd. and the Predecessor Registrant consummated the merger (the “Merger”) contemplated by the Agreement and Plan of Merger, dated as of July 30, 2012, by and among Tower Ltd., the Predecessor Registrant and other parties, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of November 8, 2012. Prior to the Merger, Tower Ltd. was known as Canopius Holdings Bermuda Limited. In connection with the Merger, Tower Ltd. was re-named Tower Group International, Ltd. and became the parent company of the Predecessor Registrant, with the Predecessor Registrant becoming Tower Ltd.’s indirect wholly owned subsidiary. In the Merger, among other things, all outstanding shares of the Predecessor Registrant’s common stock were cancelled and automatically converted into the right to receive 1.1330 Tower Ltd. common shares.

As a result of the Merger, Tower Ltd. is the successor issuer to the Predecessor Registrant pursuant to Rule 414 under the Securities Act. In accordance with paragraph (d) of Rule 414 under the Securities Act, Tower Ltd. hereby expressly adopts each of the Registration Statements as its own registration statement except as amended by this Amendment, for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, as originally filed with the Securities and Exchange Commission (the “SEC”) by Tower Ltd. or the Predecessor Registrant are hereby incorporated herein by reference:

(a)	the Predecessor Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on March 4, 2013, and as amended by Amendment No. 1 to Form 10-K filed with the SEC on March 13, 2013;

(b)	the Predecessor Registrant’s Current Reports on Form 8-K filed with the Commission on March 11, 2013 and March 12, 2013;

(c)	Tower Ltd.’s Current Report on Form 8-K filed with the SEC on March 14, 2013 (which evidences the registration of the Tower’s common shares under Section 12(b) of the Exchange Act and includes therein a description of Tower’s common shares); and

(d) Tower Ltd.’s Current Report on Form 8-K filed with the SEC on March 15, 2013.

All documents filed by Tower Ltd. pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Bye-law 44 of the Tower Ltd. amended and restated bye-laws provide that: (a) the directors, officers, employees and agents of Tower Ltd. and any of its subsidiaries, and their heirs, executors and administrators (each such person referred to as an “Indemnified Person”), will be indemnified and secured harmless out of the assets of Tower Ltd. from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain in or about the execution of their duty or in their respective offices, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to Tower Ltd. shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to Tower Ltd. shall be placed out on or invested, or for any other loss, misfortune or damage that may happen in the execution of their respective offices, or in relation thereto, provided, that, this indemnity shall not extend to any matter prohibited by the Bermuda Companies Act of 1981, as amended; (b) expenses (including, without limitation, attorneys’ fees) actually and reasonably incurred by any director, officer or employee of Tower Ltd. in defending any civil, criminal, administrative or investigative action, suit or proceeding or threat thereof for which indemnification is sought shall be paid by Tower Ltd. in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by such person to repay such amount if it shall be ultimately determined that such person is not entitled to be indemnified by Tower Ltd.; provided, that if it is determined under the bye-laws that there is no reasonable basis to believe that such person is entitled to be indemnified by Tower Ltd., then no expense shall be advanced; and (c) the indemnification and advancement of expenses shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to hold the position for which such person is entitled to be indemnified or advanced expenses and shall inure to the benefit of the heirs, executors and administrators of such person.

Bye-law 45 of the Tower Ltd. amended and restated bye-laws provides that each shareholder agrees to waive any claim or right of action it might have, whether individually or by or in the right of Tower Ltd., against any director or officer on account of any action taken by such director or officer, or the failure of such director or officer to take any action in the performance of his duties with or for Tower Ltd. or any of its subsidiaries, provided that such waiver shall not extend to any matter in respect of any fraud or dishonesty that may attach to such director or officer.

It is also expected that Tower Ltd. and its directors and executive officers will enter into agreements providing for the indemnification of, and advancement of expenses to, such directors and executive officers to the fullest extent permitted under Bermuda law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Number	Description

3.1	Memorandum of Association of Tower Group International, Ltd. (incorporated by reference Exhibit 3.1 of the Current Report on Form 8-K of Tower filed with the SEC on March 14, 2013)

3.2	Amended and Restated Bye-Laws of Tower Group International, Ltd (incorporated by reference Exhibit 3.1 of the Current Report on Form 8-K of Tower filed with the SEC on March 14, 2013)

5.1*	Opinion of Conyers Dill and Pearman

23.1*	Consent of Conyers Dill and Pearman (included in Exhibit 5.1)

23.2*	Consent of Independent Registered Public Accounting Firm

24*	Power of Attorney (included on signature page)

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York, on the 22nd day of March 2013.

TOWER GROUP INTERNATIONAL, LTD.

By:	/s/ Michael H. Lee

Name:	Michael H. Lee
Title:	Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints ELLIOT S. OROL AND WILLIAM E. HITSELBERGER, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign a Registration Statement on Form S-8 of Tower Group International, Ltd. and any and all amendments (including post-effective amendments) thereto, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statements have been signed below by the following persons on behalf of the registrant in the capacities and on the date indicated.

Signature	Title	Date

/S/ MICHAEL H. LEE	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	March 22, 2013
Michael H. Lee

/S/ WILLIAM E. HITSELBERGER	Executive Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)	March 22, 2013
William E. Hitselberger

/S/ CHARLES A. BRYAN	Director	March 22, 2013
Charles A. Bryan

/S/ WILLIAM F. FOX JR.	Director	March 22, 2013
William F. Fox Jr.

/S/ WILLIAM A. ROBBIE	Director	March 22, 2013
William A. Robbie

/S/ STEVEN W. SCHUSTER	Director	March 22, 2013
Steven W. Schuster

/S/ ROBERT S. SMITH	Director	March 22, 2013
Robert S. Smith

/S/ JAN R. VAN GORDER	Director	March 22, 2013
Jan R. Van Gorder

/S/ AUSTIN P. YOUNG III	Director	March 22, 2013
Austin P. Young III

Number	Description

3.1	Memorandum of Association of Tower Group International, Ltd. (incorporated by reference Exhibit 3.1 of the Current Report on Form 8-K of Tower filed with the SEC on March 14, 2013)

3.2	Amended and Restated Bye-Laws of Tower Group International, Ltd (incorporated by reference Exhibit 3.1 of the Current Report on Form 8-K of Tower filed with the SEC on March 14, 2013)

5.1*	Opinion of Conyers Dill and Pearman

23.1*	Consent of Conyers Dill and Pearman (included in Exhibit 5.1)

23.2*	Consent of Independent Registered Public Accounting Firm

24*	Power of Attorney (included on signature page)

*	Filed herewith.